Exhibit 99.1

Contact:

Jane Ryu

(646) 822-3700

NEW SENIOR ANNOUNCES COMPLETION OF STRATEGIC TRANSACTION TO SELL

ASSISTED LIVING/MEMORY CARE PORTFOLIO & RELATED REFINANCING ACTIVITY

NEW YORK — February 10, 2020 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today that it has completed the sale of its entire Assisted Living/Memory Care (“AL/MC”) portfolio for a gross sale price of $385 million (the “Transaction”). Proceeds from the Transaction were used to reduce debt by approximately $360 million. The Company’s portfolio now consists of 102 Independent Living (“IL”) properties and one continuing care retirement community.

In conjunction with the Transaction, the Company also repaid existing loan agreements and entered into a new financing for $270 million (the “Loan”) with Freddie Mac arranged through KeyBank Real Estate Capital, which is secured by 14 IL assets. The Loan has a term of ten years and bears interest at LIBOR plus 212 basis points, an improvement of approximately 20 basis points versus the prior financing.

The Company also entered into an amended and restated $125 million credit facility (the “Credit Facility”) secured by nine IL assets. Borrowings under the Credit Facility bear interest at LIBOR plus 2.00%, an improvement of 50 basis points versus the prior terms. The maturity has been extended to February 2024, compared to the previous maturity date in December 2021. The credit facility borrowing capacity may be increased from $125 million to $500 million, subject to customary terms and conditions.

As a result of these refinancing initiatives, the Company’s weighted average debt maturity increases from four years to over six years. The Company has no significant near-term debt maturities until 2025.

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of September 30, 2019, New Senior is one of the largest owners of senior housing properties, with 131 properties across 37 states. More information about New Senior can be found at www.newseniorinv.com.

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